CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated February 23, 2011, relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to Shareholders of Oberweis Emerging Growth Fund, Oberweis Micro-Cap Fund, Oberweis Small-Cap Opportunities Fund, Oberweis China Opportunities Fund, Oberweis International Opportunities Fund, and Oberweis Asia Opportunities Fund (six funds constituting The Oberweis Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Chicago, IL

April 28, 2011